Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Ascent Solar Technologies, Inc. of our report dated March 22, 2012, relating to our audits of the financial statements for the years ended December 31, 2011 and 2010 and the periods from inception (October 18, 2005) through December 31, 2011, which appear in the Annual Report on Form 10-K of Ascent Solar Technologies, Inc. for the year ended December 31.

/s/ Hein & Associates LLP

Denver, Colorado
June 26, 2012